Exhibit 99.1

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING CLOSES $1.25 BILLION
SERIES B REDEEMABLE PREFERRED STOCK TRANSACTION

- Company Has Now Received Entire $1.475 Billion
Related to Termination of Merger Agreement -

- Fortress Investment Group Chairman and CEO, Wesley R. Edens,
Joins Penn National Gaming Board of Directors -

Wyomissing, Penn., (October 30, 2008) -- Penn National Gaming, Inc. (Nasdaq: PENN) (the “Company”) announced today that it has issued 12,500 shares of its Series B Redeemable Preferred Stock due 2015 for $1.25 billion. The shares were purchased by certain funds managed by affiliates of Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”), affiliates of Wachovia and affiliates of Deutsche Bank (collectively “the Purchasers”). The Company issued the shares following the receipt of all required regulatory approvals and the satisfaction of all other closing conditions. Upon issuing the shares, the Company received the remaining $775 million, of the total $1.25 billion purchase price, which had been held in escrow.

On July 3, 2008, the Company entered into an agreement with certain affiliates of Fortress and Centerbridge to terminate the proposed merger whereby the Company was to be acquired for $67.00 per share. In connection with the termination of the merger agreement, the Company agreed to receive a total of $1.475 billion, consisting of a $225 million cash termination fee (which was delivered on July 3, 2008) and a $1.25 billion, zero coupon, preferred equity investment.

Pursuant to the terms of the Series B Redeemable Preferred Stock Purchase Agreement, the Purchasers made a $475 million payment to Penn National Gaming on July 3, 2008. Under the terms of the Purchase Agreement, the Purchasers deposited the remaining $775 million of the Redeemable Preferred Stock Purchase Price to the escrow agent, First American Title Insurance Company, and these funds have now been released to the Company in conjunction with the issuance of the Series B Redeemable Preferred Stock due 2015.

In accordance with the terms of the Purchase Agreement, Fortress Investment Group’s Chairman and Chief Executive Officer, Wesley Robert Edens, has joined Penn National Gaming’s Board of Directors, increasing the size of the Board to seven members.

- more -

The foregoing summary is qualified in its entirety by definitive agreements among the parties that were filed by the Company with the Securities and Exchange Commission on Form 8-K on July 9, 2008.

About Penn National Gaming
Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature over 25,400 slot machines, approximately 400 table games, over 2,000 hotel rooms and more than 930,000 square feet of gaming floor space.

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